CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Nuveen Investment Trust II of our report dated September 26, 2019, relating to the financial statements and financial highlights, which appears in the Nuveen Santa Barbara Dividend Growth Fund, Nuveen Santa Barbara Global Dividend Growth Fund, Nuveen Santa Barbara International Dividend Growth Fund, Nuveen Emerging Markets Equity Fund, Nuveen International Growth Fund, Nuveen Winslow International Small Cap Fund, Nuveen Winslow Large-Cap Growth Fund, and Nuveen Winslow International Large Cap Funds’ Annual Report on Form N-CSR for the year ended July 31, 2019. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

November 20, 2019